Exhibit 10.1

EXECUTION VERSION

SPONSOR SHARES SURRENDER AGREEMENT

April 7, 2019

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Re: Surrender of Shares

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) among Leo Holdings Corp., a Cayman Islands exempted company (the “Company”), Queso Holdings Inc., a Delaware corporation (“Queso”), and AP VIII CEC Holdings, L.P., a Delaware limited partnership and solely for purposes of Sections 7.14(f) and 10.2(i) thereof, Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by the Company and the Sponsor in connection with the transactions contemplated by the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the consummation of the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement below) being conditions subsequent to the obligations of the parties to this Letter Agreement, the Sponsor and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the Effective Time:

(a)    the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 1,750,000 Class B ordinary shares of the Company (“Class B Shares”) (the “Forfeited Securities”); and

(b)    the Company shall immediately cancel the Forfeited Securities.

2.

Immediately following, and conditioned upon the consummation of the transaction described in paragraph 1 above, but prior to the Effective Time, the Sponsor shall, automatically and without any further action by the Sponsor and the Company, irrevocably waive the right to be issued 20% (to the nearest whole number) of the Class A ordinary shares of the Company (“Class A Shares”) into which, but for this paragraph, the Forfeited Securities would otherwise convert in accordance with Article 17 of the Leo Governing Documents.

3.

Accordingly, following and conditioned upon the consummation of the transactions described in paragraphs 1 and 2 above, the Company, at any time when, in accordance with Article 17 of the Leo Governing Documents, the Class B Shares convert to Class A Shares, shall not issue to holders of Class B Shares any Class A Shares the entitlement to which has been waived in accordance with paragraph 3 above.

The Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(i)     The Sponsor owns free and clear of all Encumbrances 4,910,000 shares of Leo Common Stock.

(ii)     There are no voting trusts, proxies, partnership or other Contracts with a limited partner or general partner of the Sponsor, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which the Sponsor is bound with respect to voting of any equity interest of the Sponsor.

(iii)    The Sponsor has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Letter Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by the Sponsor. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other party hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms.

Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11 and 10.12 of the Business Combination Agreement are incorporated by reference herein. Queso shall be an express third-party beneficiary to this Letter Agreement, and shall be entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto. This Letter Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement above) are not consummated or the Business Combination Agreement is validly terminated in accordance with its terms prior to the Effective Time. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below. Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

Accepted and Agreed:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer